Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece

NEWS RELEASE

Quintana Maritime Limited
Takes Delivery of Vessel

ATHENS, Greece — July 21, 2005 – Quintana Maritime Limited (NASDAQ: QMAR) announced today that it has taken delivery of another 1997 built Panamax vessel. The vessel named “Barbara” has a carrying capacity of 73,390 deadweight tons (dwt) and will be employed with Cargill under a one year time charter at Panamax Baltic Freight Index linked hire rate.

About Quintana Maritime Limited
Quintana Maritime Limited is a Greece based international provider of dry bulk marine transportation. The fleet now includes six Panamax size vessels with a cargo carrying capacity of 439,082 dwt and an average age of approximately 8.3 years.

Contact Information:
Paul J. Cornell
Chief Financial Officer
(713) 751-7525
pcornell@quintanamaritime.com

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